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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                             (Amendment No. 3 )*
                                           ---

                           Macrovision Corporation
                     ----------------------------------
                              (Name of Issuer)

                       Common Stock, $0.001 par value
                     ----------------------------------
                       (Title of Class of Securities)

                                 555904101
                     ----------------------------------
                              (CUSIP Number)

                              December 31, 2000
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 555904101
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only).

                     Matsushita Electric Industrial Co., Ltd.
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 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
                                     Japan
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Number of Shares              (5) Sole Voting
 Beneficially                       Power                 0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                 521,952
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                 0
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                 521,952
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                     521,952
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                     / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
                                     1.1%
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(12) Type of Reporting Person*
                                     HC, CO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

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ITEM 1(a).  NAME OF ISSUER
                              Macrovision Corporation
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ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                                     1341 Orleans Drive
                                     Sunnyvale, CA 94089
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ITEM 2(a).  NAME OF PERSON(S) FILING
                   Matsushita Electric Industrial Co., Ltd.
-------------------------------------------------------------------------------


ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

  1006 Oaza Kadoma, Kadoma-city, Osaka, 571-8501 Japan
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ITEM 2(c).  CITIZENSHIP
                                     Japan
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ITEM 2(d).  TITLE OF CLASS OF SECURITIES
                          Common Stock, $0.001 par value
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ITEM 2(e).  CUSIP NUMBER
                                     555904101
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ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR
         240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) / / Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) / / An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

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ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount Beneficially Owned:
                See the response to Item 9 on the attached cover page.
    ---------------------------------------------------------------------------

    (b) Percent of Class:
                See the response to Item 11 on the attached cover page.
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
                    See the response to Item 5 on the attached cover page.
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
                    See the response to Item 6 on the attached cover page.
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
                    See the response to Item 7 on the attached cover page.
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
                    See the response to Item 8 on the attached cover page.
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /X/


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
                                     Not applicable
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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
  THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                                   See Exhibit 99.2
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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                                     Not applicable
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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
                                     Not applicable
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ITEM 10. CERTIFICATION
                                     Not applicable


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   February 9, 2001
                                       ----------------------------------------
                                                         Date

                                       Matsushita Electric Industrial Co., Ltd.
                                             /s/ Kazuo Tobita
                                       ----------------------------------------
                                                      Signature

                                             Kazuo Tobita,
                                             Attorney-in-fact
                                       ----------------------------------------
                                                      Name/Title

* See power of attorney attached as Exhibit 99.1

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Index to Exhibits


Exhibit No.      Exhibit
-----------      -------

99.1   Power of Attorney

99.2   Item 7 Information